Connecticut Water Service, Inc. 93 West Main Street, Clinton, CT 06413	NEWS

PURA Approves Connecticut Water’s Acquisition of
Heritage Village Water Company
Heritage Village Water Company Serves 4,700 Water and 3,000 Wastewater Customers

Clinton, Connecticut, December 8, 2016 — Connecticut Water Service, Inc. (NASDAQ: CTWS) announced today that the State of Connecticut’s Public Utilities Regulatory Authority (PURA) has approved an application filed by Connecticut Water Service, Inc. (CTWS or Connecticut Water) on July 7, 2016, to acquire the Heritage Village Water Company (HVWC). HVWC serves about 4,700 water customers in the communities of Southbury, Middlebury and Oxford, Connecticut, and 3,000 wastewater customers in Southbury. HVWC’s wastewater system is the only private wastewater utility in Connecticut.
Eric W. Thornburg, President and CEO of Connecticut Water stated, “We are eager for Heritage Village Water Company customers to join Connecticut Water and realize the benefits of being part of a larger, regional company, which has a size and presence that provides for operational efficiencies, purchasing power and other economies of scale.” Mr. Thornburg also noted that Connecticut Water has a team of experienced finance, water quality, engineering and customer service teams to support day-to-day operations for HVWC, and ready access to capital to fund projects to maintain service quality and reliability.
PURA recognized in its decision, “Connecticut Water possesses the financial, managerial and technical resources to take the actions necessary to assure the availability and potability of water and the provision of water at adequate volume and pressure to the persons served by HVWC … CTWS also has access to technologies that can better serve customers.” The decision further noted, “The Authority finds a very robust financial picture for CTWS with good earnings, a strong balance sheet and good cash flow. This change of control will lead to a synergistic relationship that will benefit CTWS with added revenues and HVWC with increased access to capital by being a subsidiary of a publicly traded parent company.”

CTWS has managed HVWC for more than a decade as its contract operator and has direct knowledge of Heritage Village systems and comprehensive knowledge of complex water system operations and regulations.
Connecticut Water also recognizes the importance of the Pomperaug River and will be a good steward of that natural resource. It is uniquely positioned to provide operational flexibility and opportunities to adjust the use of sources to reduce the pressure on the Pomperaug River. CTWS has previously stated that it will make available up to 0.5 million gallons of water per day to HVWC’s customers through the existing interconnection with Connecticut Water’s Naugatuck Central water system to meet the long-term water needs of customers of both systems and satisfy system demands in an environmentally sound manner.
The closing on the transaction is expected in the first quarter of 2017 and will require an approval vote by the shareholders of HVWC. Upon closing, the company will maintain its current name, HVWC, and it will become a sister company to The Connecticut Water Company and The Maine Water Company. The merger will not affect the rates or service for any of those water company customers.
When this transaction is completed, Connecticut Water will serve more than 127,000 water customers, or nearly 440,000 people in 79 communities across Connecticut and Maine, and more than 3,000 wastewater customers in Southbury, Connecticut.
Connecticut Water Service, Inc. (NASDAQ: CTWS) is one of the ten largest shareholder-owned water utilities in the country with a market capitalization of more than $620 million. Its stock trades on the NASDAQ Global Select Market under the ticker symbol CTWS.
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Forward Looking Statements

This news release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 about Connecticut Water’s proposed merger transaction with Heritage Village Water Company. Examples include statements regarding the anticipated closing date of the transaction and anticipated future results. Numerous factors could cause actual results to differ materially from expected results, such as delays in completing the merger, difficulties in achieving anticipated benefits or cost savings from the merger or in achieving such anticipated benefits or cost savings within the expected time frame, difficulties integrating these companies’ operations, increased competitive pressures, changes in general economic conditions, legislative and regulatory changes that adversely affect the water utility business, changes in the securities markets, and other future risks and uncertainties disclosed from time to time in documents that Connecticut Water files with the Securities and Exchange Commission. We undertake no obligation to update or revise forward-looking statements, whether as a result of new information, future events, or otherwise.

Additional Information About the Merger and Where to Find It

In connection with the proposed merger, CTWS will be filing a registration statement on Form S-4 with the SEC under the Securities Act of 1933 containing a proxy or information statement of Heritage Village Water Company that also constitutes a prospectus of CTWS (the “Statement/Prospectus”) and other documents regarding the proposed transaction.

Before making any voting or investment decisions, we urge investors and security holders to read the Statement/Prospectus (including all amendments and supplements thereto) and other documents filed with the SEC carefully and in their entirety when they become available, because they will contain important information about CTWS, Heritage Village Water Company and the proposed merger.

When available, copies of the Statement/Prospectus will be mailed to the shareholders of Heritage Village Water Company. Copies of the Statement/Prospectus may be obtained free of charge at the SEC's web site at www.sec.gov, or by directing a request to CTWS's Corporate Secretary, Kristen A. Johnson, at Connecticut Water Service, Inc., 93 West Main Street, Clinton, Connecticut 06413, or by telephone at 1-800-428-3985, ext. 3056, or on our website at www.ctwater.com. Copies of other documents filed by CTWS with the SEC may also be obtained free of charge at the SEC's web site or by directing a request to CTWS at the address provided above.

CTWS and Heritage Village Water Company and certain of their directors and executive officers may be deemed to be participants in the solicitation of proxies in connection with the approval of the proposed merger. Information regarding CTWS's directors and executive officers and their respective interests in CTWS by security holdings or otherwise is available in its Annual Report on Form 10-K filed with the SEC on March 14, 2016 and its Proxy Statement on Schedule 14A filed with the SEC on March 31, 2016. Certain information regarding Heritage Village Water Company’s directors and executive officers is available in its Annual Report for 2015 filed with the PURA and available at the PURA's website, www.ct.gov/pura. Additional information regarding the interests of such potential participants will be included in the Statement/Prospectus and registration statement, and other relevant materials to be filed with the SEC, when they become available, including in connection with the solicitation of proxies to approve the proposed merger.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such jurisdiction. No offer or sale of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933.

News media contact:
Daniel J Meaney, APR,
Director of Corporate Communications
Connecticut Water Service, Inc.
93 West Main Street, Clinton, CT 06413-1600
(860) 664-6016
dmeaney@ctwater.com